Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-54435, 333-42945, 333-42668, 333-96697, 333-130180, 333-136398, 333-143090, 333-149440 and 333-150839) of St. Jude Medical, Inc. of our report dated February 26, 2009, except for Note 15, as to which the date is July 21, 2009, with respect to the consolidated financial statements of St. Jude Medical, Inc., for the year ended January 3, 2009, included in Item 9.01(d) of this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 21, 2009